Chase Manhattan International Limited
Trinity Tower
9 Thomas More Street
London E1W 1YT

18 April 2000

Reuters Group PLC
85 Fleet Street
London EC4P 4AJ

Reuters Investments Limited
85 Fleet Street
London EC4P 4AJ

Dear Sirs

Syndicated Credit Facility dated 4 December 1997 between Reuters Group Limited (subsequently re-registered as Reuters Group PLC) (as Parent), Reuters Investments Limited (as Original Borrower), Chase Manhattan PLC (as Arranger), certain financial institutions (as Banks) and Chase Manhattan International Limited (as Agent) (the “Facility Agreement”).

We refer to the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this letter.

We hereby agree that the following amendments be made to the Facility Agreement:

1	A new paragraph (k) shall be added to the definition of “Permitted Encumbrance” which shall read as follows:

“(k)	any Encumbrance arising from any repo or similar sale and purchase agreement entered into by any member of the Group; and”

2	The current paragraph (k) of the definition of “Permitted Encumbrance” shall be renumbered paragraph (l).

This letter may be signed in any number of counterparts.

It is intended that this letter takes effect as a Deed not withstanding the fact that a party may only execute this letter under hand.

Please acknowledge your acceptance of the terms of this letter by signing and returning the enclosed copy of this letter.

This letter is governed by English Law.

Yours faithfully

For and on behalf of

Chase Manhattan International Limited
(in its capacity as Agent (and acting on behalf of the Majority Banks))

Accepted and agreed to as of the date first above written.

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Executed as a Deed and delivered by
Reuters Group PLC acting by a director
and the Secretary

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Executed as a Deed and delivered by
Reuters Investments Limited acting by a director
and the Secretary